Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	March 12, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Announces Dividend Increase; Fifth Dividend Raise in Six Years

Chicago (March 12, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on March 6, 2018 its Board of Directors approved a gross dividend for the first quarter of 2018 of $0.13 per share, a 4 percent increase from its prior distribution for the fourth quarter 2017 of $0.125 per share. This increase represents the fifth time JLL Income Property Trust has raised its dividend since the first quarter of 2012, and the twenty-fifth consecutive quarterly dividend distribution to its stockholders, with an average annual increase of 5.4 percent during the period.

The dividend is payable on or around May 1, 2018 to stockholders of record as of March 28, 2018. On an annualized basis, this gross dividend is equivalent to $0.52 per share and represents a yield of approximately 4.4 percent on a NAV per share of Class M stock of $11.78 as of March 8, 2018. All stockholders will receive $0.13 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“Having moved past our five year track record last year, we are pleased to reach two more milestones with our 25th consecutive dividend paid and our fifth dividend increase since 2012,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Our operating performance continues to be strong, and we are happy to once again demonstrate our ongoing commitment to providing attractive, risk-adjusted returns for our stockholders.”

A fourth quarter dividend of $0.125 per share, less applicable share class specific fees, was paid according to the table below on February 1, 2018 to stockholders of record as of the close of business on December 28, 2017.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q4 Quarterly Gross Dividend per Share	$0.12500	$0.12500	$0.12500	$0.12500
Less: Dealer Manager Fee per Share	($0.00136)	($0.00857)	($0.00845)	($0.02885)
Q4 Quarterly Net Dividend per Share	$0.12364	$0.11643	$0.11655	$0.09615
NAV per Share as of December 29, 2017	$11.70	$11.70	$11.69	$11.67
Annualized Net Dividend Yield Based on NAV as of December 29, 2017	4.2%	4.0%	4.0%	3.3%

1.	A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4.	A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.